Exhibit 10.27

October 8, 2014

Matt Kelpy

22419 Conservancy Dr

Ashburn, VA 20148

Dear Matt,

Congratulations on your offer from GoDaddy!

On behalf of GoDaddy, I’m thrilled to offer you the position of Chief Accounting Officer, reporting to Scott Wagner. We invite you to be a member of our Senior Leadership Team to share your knowledge and expertise and participate in the leadership of our company. Your starting annualized base salary will be $325,000, less applicable taxes, deductions and withholdings, paid in bi-weekly installments in accordance with GoDaddy’s payroll policies and subject to annual review. Your effective start date is anticipated to be November 10th, 2014 in our Scottsdale, AZ office.

As the world’s leading domain registrar and web host, GoDaddy is dedicated to helping small business and entrepreneurs — wherever they are in the world and whatever stage in their business. We are powering their digital identity, helping them attract and retain customers, helping them connect with a network of their peers for support and community, and even making their back office work more affordable and streamlined. But we wouldn’t achieve any of this without the best and brightest minds on the planet devoted to our mission. Our employees are passionate about our customers and we in turn are passionate about our employees.

Now, for the bonus round…

Annual Bonus: Starting with the 2015 fiscal year you will be eligible to earn an annual cash bonus, based upon the achievement of individual, annual revenue and annual adjusted cash EBITDA budget targets (as established by GoDaddy), equal to 50% of your base earnings during the plan year.

Signing Bonus: You will receive a signing bonus of $25,000 (twenty five thousand dollars), less applicable taxes, deductions and withholdings, payable in the first pay period after your start date. If your employment with GoDaddy ends within a year of your date of hire, either voluntarily or involuntarily, unless the position is eliminated, you will be required to return a prorated portion of the signing bonus you received, in an amount proportional to the amount of time between your last day of employment and the one year anniversary of your hire, and any outstanding amount owed will be deducted from your last paycheck.

You are our investment…

Option Grant: Subject to Board approval at the first board meeting following your start date, you will receive a grant of an option to purchase 290,000 units of GoDaddy’s parent company, Desert Newco, LLC.

Restricted Stock Units: Subject to Board approval, on February 1st , 2015 you will be granted $450,000 worth of Restricted Stock Units of GoDaddy’s parent company, Desert Newco, LLC. These granted units will vest immediately.

Relocation Assistance:

•	You will be provided relocation assistance in accordance to our policies and procedures for your move from Ashburn, VA to Scottsdale, AZ

•	Per our agreement, closing costs will be reimbursed up to $1,500,000 of the sale price

•	Eligible moving expenses are categorized by the IRS and generally include costs for shipment of household goods, transportation to your new work location, etc. A more detailed list can be found here: http://www.irs.gov/publications/p521/index.html. We encourage you to consult with your tax advisor regarding tax implications of your relocation.

•	If your employment with GoDaddy ends for any reason within a year of your date of accepting this offer, either voluntarily or involuntarily, you will be required to return a prorated portion of the amount you received, relative to the portion of the year worked, and any outstanding amount owed may be deducted from your final paycheck.

But wait, there’s more…

Benefits: GoDaddy provides a competitive benefits package that you are eligible to participate in — including retirement and welfare benefits plans (medical, dental, vision, life, short-term and long-term disability, 401(k), and flexible spending plans for healthcare and dependent care reimbursement). Our benefits summary is attached; details are found in our official plan documents.

This offer of employment is contingent on the successful completion of all Pre Employment Processes, including a background check and verification of employment and education. We reserve the right to withdraw this offer or terminate your employment on the basis of the results of these processes at any time. In addition, your proposed start date may require changes based on the length of time for the processes to clear.

Important information: Your employment is on an at-will basis unless otherwise stated in a written individual employment agreement signed by the CEO of the Company. This means that your employment may be terminated by you or the Company at any time, for any reason or for no reason, and with or without prior notice. No one has the authority to make any express or implied representations in connection with, or in any way limit, your right to resign or the Company’s right to terminate your employment at any time, for any reason or for no reason, with or without prior notice. Nothing in any Company policy creates an employment agreement, express or implied, or any other agreement between you and the Company. No statement, act, series of acts or pattern of conduct can change this at-will relationship.

Matt, I’m truly excited for the opportunity to have you on our team and look forward to working with you to make “GoDaddy Go!” I can’t wait to receive your acceptance of this offer by signing and returning the enclosed copy of this letter. Of course, please let us know if you have any questions!

Sincerely,

/s/ Auguste Goldman
Auguste Goldman
Chief People Officer

I hereby accept this offer of employment on the terms and conditions set forth in this letter.

/s/ Matthew Kelpy
Signature

Nov 10, 2014
Date